FOR IMMEDIATE RELEASE                            October 29, 1998


     Milwaukee, Wisconsin -- Manpower Inc. (NYSE:MAN)

announced today the election of John R. Walter to its

Board of Directors.

     Walter, 51, was formerly President and Chief

Operating Officer of AT&T.  Prior to the AT&T post, he

served as Chairman, President and Chief Executive

Officer of the R.R. Donnelley Corporation from 1989

through 1996.

     Walter presently serves on the Board of Directors

of Abbott Laboratories, Deere & Company, Celestica

Inc., and LaSalle Partners.

     Commenting on the Board addition, Manpower's

Chairman, Mitchell S. Fromstein, said, "We are pleased

and proud to have John Walter join our Board as he

brings a wealth of knowledge and experience in the

management and operations of large multinational

companies like ours.  He will be a significant addition

to the wide range of disciplines and expertise

represented by our outside Directors."